Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS IMPROVED SECOND QUARTER RESULTS

Achieves Operating Profit as Compared to Operating Loss in Prior Year

Improved Gross Margins and Lower Operating Expenses

CHICAGO, IL — JULY 29, 2010 — Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported an operating profit of $300,000 for the second quarter of 2010 as compared to an operating loss of $1.6 million for the second quarter of 2009.  Operating profit improved due to an increase in the gross margin to 26.7 percent from 24.0 percent in the prior period and a decrease in operating expenses as compared to the second quarter of 2009 of more than $1.2 million.  Other expenses, including foreign exchange losses and losses on the cash surrender value of life insurance held by the company, were $355,000 as compared to other income of $680,000 in the prior year.  As a result, Cobra had a net loss of $316,000, or $0.05 per share, for the second quarter of 2010.  This reflected a substantial improvement as compared to a net loss of $9.9 million (including a tax valuation allowance of $9.6 million), or $1.53 per share, in the second quarter of 2009.

Consolidated sales declined by $261,000, or 1.0 percent, with the Cobra segment reporting a decrease in net sales of $1.2 million, or 4.9 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $893,000, or more than 34 percent.   The sales decrease for the Cobra segment was seen primarily in Europe, as distributors turned cautious in light of the sovereign debt crisis in Greece and Spain, as well as among other members of the European Union.  Domestic sales experienced a decline in two-way radios and radar detection, offset, in part, by growth in truck navigation and marine radios.  Additionally, domestic sales were adversely affected by the transition of a key retail account from being served by a distributor to direct service by Cobra.  While this transition will provide opportunities to improve sales and earnings through the balance of this year and beyond, the short-term impact was to reduce sales as the affected distributor balanced its inventory to anticipated sales levels.  The PPL sales increase was attributable primarily to an increase in satellite navigation sales, as demand for the Truckmate navigation product for professional drivers and the Ventura navigation product for recreational vehicle drivers continues to grow, and outdoor leisure products, including a third-party branded GPS unit and a Snooper golf GPS unit.

“We are pleased to report to our shareholders improved performance for the second quarter and a profit at the operating income line, although disappointed that we are reporting a net loss for the quarter.” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.  “We have made great progress to improve our business, including reducing products costs and managing our selling, general and administrative expenses — all of which resulted in an operating profit for the quarter.  However, certain uncontrollable variables — namely, foreign exchange exposure and investment returns on the cash surrender value of life insurance — were negative in this most recent quarter.  Absent these factors, Cobra would have been profitable.”

Product mix and cost reductions in certain key products, primarily in the Cobra segment, resulted in an increase in the consolidated gross margin to 26.7 percent from 24.0 percent in the prior year.  The gross margin for the Cobra segment improved to 26.6 percent from 22.7 percent as higher margin categories recorded substantial sales increases and sales of older products at reduced margins declined as compared to the second quarter of 2009.  PPL’s gross margin declined to 27.5 percent from 35.5 percent last year, with much of the decline due to foreign exchange losses included in the cost of sales.  Additionally, the growth in product sales resulted in the decline of high-margin download fees as a percentage of sales and the consequential decline in the overall segment gross margin.

Selling, general and administrative expenses declined by $1.2 million to $6.6 million in the second quarter from $7.8 million in the prior year.  Variable selling expenses declined due to customer mix, while reductions in headcount, declines in various professional fees and savings associated with not attending the Consumer Electronics Show accounted for much of the decline in fixed expenses.

Cobra recorded a $248,000 loss in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company as compared to a gain of $398,000 in the second quarter of 2009.  Additionally, the PPL segment recorded foreign currency losses in the most recent quarter, resulting in other expenses of $355,000 as compared to other income of $680,000 in the prior year’s period.

The current quarter included a tax provision of $10,000 compared to a tax provision of $8.8 million in the prior year’s quarter, which included a tax valuation allowance of $9.6 million.

Cobra had interest-bearing debt of $12.3 million as of June 30, 2010 and cash of $1.5 million, for “net debt” of $10.8 million, as compared to “net debt” of $16.3 million as of June 30, 2009.  Inventory at the end of the second quarter declined to $27.6 million from $29.5 million the prior year and accounts receivable at the end of the quarter were $14.5 million, a decrease from $16.1 million one year earlier.

On a year-to-date basis, consolidated net sales for Cobra have increased by 3.9 percent, to $46.8 million from $45.1 million, driven by new products and distribution, particularly for the PPL segment.  In addition to this sales increase, improved gross margins and reduced operating expenses have resulted in a substantially lower operating loss for the first six months of 2010 as compared to the prior year; the consolidated operating loss for the year-to-date period was $736,000, while the operating loss for the prior year’s period was $3.5 million.  The net loss for the first six months of 2010 was $1.6 million, or $0.25 per share, as compared to a net loss of $11.5 million, or $1.78 per share, in the prior year.

Cobra recently concluded a refinancing of its bank debt, replacing a $23.0 million revolving asset-based facility and $2.2 million term loan with a $25.0 million revolving asset-based facility.  The new facility provides greater liquidity than the one which was repaid due to higher advance rates on certain assets and the removal of an availability block.  Additionally, the cost of the new facility is lower than that of the one that was repaid.  Cobra will recognize a one-time, non-cash pre-tax charge of approximately $349,000 in the third quarter of 2010, representing the write-off of deferred financing costs related to the prior credit facility.  Additionally, in connection with the refinancing, Cobra terminated an interest rate swap agreement for a cash payment of $381,000; the termination of the interest rate swap will have no effect on the earnings of the company.

In discussing the outlook for the third quarter of 2010, as well as the entire year, Mr. Bazet said, “As noted in our prior guidance, Cobra anticipates returning to profitability in 2010, as we drive our business forward through new products and new distribution and marketing channels.  The improvement in our first half, as noted earlier, was built on this strategic thrust and it is continuing into the second half of 2010.  Moreover, we have maintained our focus on containing expenses and managing working capital.  Looking specifically at the third quarter, the Company anticipates that its operations will result in a return to profitability, absent the one-time charges associated with the refinancing of our senior debt, as compared to a loss in the prior year.”

Today, Cobra also reported a change in executive management.  Tony Mirabelli, Cobra’s Senior Vice President of Marketing and Sales for over 15 years has decided to retire.  “The company thanks Tony for his many years of dedicated service and important contributions” said Jim Bazet. “Tony has been an integral part of Cobra’s history and a major force in the consumer electronics industry for more than 25 years.  All of us will miss him.  We wish him and his entire family the best.”

Cobra also announced the promotion of Sally Washlow to replace Mr. Mirabelli as Senior Vice President of Marketing and Sales.  Sally joined Cobra over eight years ago and has been a key influence in many of Cobra’s new and innovative products.  Sally is an industry veteran having worked in various sales, marketing, purchasing, and product development positions for Motorola and Zenith Electronics.  She holds an MBA in Marketing from DePaul University and a Bachelor’s degree in Logistics Management from Michigan State University.  In announcing Ms. Washlow’s promotion, Mr. Bazet said, “Through her efforts over the past years, Sally has demonstrated to her colleagues, our Board of Directors, our customers and our vendors that she is most capable to lead Cobra’s marketing and sales efforts going forward. We look forward to her continued leadership and contributions.”

Cobra will be conducting a conference call on July 29, 2010 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook.  The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products.  Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership.  To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships.  Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net sales	$25,710	$25,971	$46,793	$45,056
Cost of sales	18,848	19,739	34,081	33,762
Gross profit	6,862	6,232	12,712	11,294
Selling, general and administrative expense	6,562	7,783	13,448	14,839
Earnings (loss) from operations	300	(1,551)	(736)	(3,545)
Other income (expense):
Interest expense	(251)	(190)	(514)	(340)
Other, net	(355)	680	(380)	423
Loss before taxes	(306)	(1,061)	(1,630)	(3,462)
Tax provision	10	8,840	3	8,054
Net loss	(316)	(9,901)	(1,633)	(11,516)
Less: net earnings attributable to non-controlling interest	0	1	0	2
Net loss attributable to Cobra	$(316)	$(9,902)	$(1,633)	$(11,518)

Net loss per common share attributable to Cobra shareholders:
Basic	$(0.05)	$(1.53)	$(0.25)	$(1.78)
Diluted	$(0.05)	$(1.53)	$(0.25)	$(1.78)

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009
ASSETS:

Current assets:
Cash	$1,519	$1,405	$1,900
Accounts receivable, net	14,548	22,095	16,070
Inventories, net	27,553	26,198	29,526
Other current assets	3,469	3,961	3,776
Total current assets	47,089	53,659	51,272

Property, plant and equipment, net	4,955	5,365	5,543

Total other assets	15,168	16,679	15,336
Total assets	$67,212	$75,703	$72,151

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$8,240	$7,427	$6,888
Accrued liabilities	6,105	7,476	5,161
Short-term debt	11,838	16,549	15,964
Total current liabilities	26,183	31,452	28,013

Non-current liabilities:
Long-term debt	440	1,320	2,200
Deferred taxes	1,727	1,935	2,150
Deferred compensation	7,207	6,772	6,698
Other long-term liabilities	998	961	1,015
Total non-current liabilities	10,372	10,988	12,063

Equity:
Shareholders’ equity - Cobra	30,631	33,235	32,046
Non-controlling interest	26	28	29
Total equity	30,657	33,263	32,075

Total liabilities and shareholders’ equity	$67,212	$75,703	$72,151